Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 18, 2015, except for the balance sheet reclassifications of deferred taxes described in Note 9, as to which the date is March 16, 2016, included in Form 8-K relating to the consolidated financial statements and financial statement schedule of WGL Holdings, Inc., and of our report dated November 18, 2015 relating to the effectiveness of WGL Holdings, Inc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of WGL Holdings, Inc for the year ended September 30, 2015.

McLean, Virginia
August 15, 2016